Exhibit 10.27.1

PULSE ELECTRONICS CORPORATION
12220 World Trade Drive
San Diego, California 92128

July 30, 2012

Mr. Drew A. Moyer
922 Intrepid Court
Del Mar, CA  92014

Dear Drew,

This letter confirms the terms of your continued employment with Pulse Electronics Corporation (“Pulse” or the “Company”).  Your employment from and after July 30, 2012 will continue on an at will basis.  Your title will remain as Senior Vice President and Chief Financial Officer, and you shall report to the Chief Executive Officer and to the Board of Directors of the Company.  Your annual salary will remain at $321,299.97 until such time as the Board determines otherwise.  Paychecks are distributed bi-weekly.  You will earn four weeks of vacation days on a pro rated basis throughout the year, subject to all the terms of Company policy.

You shall be entitled to other benefits, bonuses and perquisites as determined by the Board of Directors of the Company in its sole discretion or in accordance with any duly adopted plan, policy or program established by the Company, subject to the terms of those plans, policies or programs.  Currently, your own benefits entitlements include the Pulse Electronics Corporation Executive Severance Policy as well as group health, dental, life and long term disability insurance, 401(k) and a Flexible Spending Account (FSA).  In addition, as previously agreed, the Company has agreed to provide transition benefits to you in connection with the termination of your current Company automobile benefit. Accordingly, at the end of the current lease to your Company car (a) Pulse will deliver title of the leased car to you and provide you with a one-time equity award of $50,000 and a special salary increase of 5% of your then current base salary, and (b) you will no longer be provided with a Company car.

The Company shall reimburse you for all reasonable business expenses incurred in carrying out your duties upon appropriate substantiation and documentation of such expenses and in accordance with the policies, practices and procedures of the Company as in effect from time to time.

As a condition of your continued employment, you acknowledge that you have signed and returned to the Company a copy of its standard Confidential Information and Invention Assignment Agreement.

You shall perform and discharge faithfully, diligently and to the best of your ability your duties and responsibilities to the Company, devote your full-time efforts to the business and affairs of the Company, and not devote time to activities or interests that would impair your ability to perform your obligations to the Company.

You shall at all times comply with and abide by the provisions of this at will letter, all applicable work policies, the Company's Statement of Principles Policy and Code of Business Conduct as in effect from time to time, and any and all procedures and rules as may be issued by Company from time to time, and you shall strive to comply with any and all federal, state and local statutes, regulations and public ordinances applicable to the performance of your duties.

Any legal action or proceeding with respect to your employment, except for those arising out of or relating to the standard Confidential Information and Invention Assignment Agreement, will be brought and, except as set forth below, any and all disputes, controversies, or claims (hereinafter "disputes") arising out of or related to the employment relationship between you and the Company, shall be submitted for adjudication exclusively to arbitration before the American Arbitration Association ("AAA"), located in the city in which the Company is headquartered.  In agreeing to arbitration of any and all disputes, both you and the Company knowingly and voluntarily waive and relinquish their rights to have such disputes decided through law suits, in a court of law with a judge and jury and, instead, shall have them decided by an arbitrator under the rules and regulations of AAA.  In such arbitration the Company shall pay the costs of the arbitrator. Any decision of the arbitrator resolving such dispute shall be final and binding upon the parties. This arbitration provision shall not be deemed to prohibit or restrict either party from initiating legal action in a court of competent jurisdiction to seek injunctive or other equitable relief, and excludes disputes arising out of or relating to the standard Confidential Information and Invention Assignment Agreement.

As with all Company employees, employment is “at will” and can be terminated by you or by the Company at any time with or without advance notice or “cause.” If you are terminated other than for cause, your termination benefits will be as provided in the Pulse Electronics Corporation Executive Severance Policy, as it may be in effect from time to time, and those of your Company-provided automobile transition benefits as described above.  This “at will” employment relationship can only be modified in a written agreement executed and delivered by you and an executive officer of the Company that has been duly authorized by the Board of Directors of the Company.  This paragraph contains the entire agreement between you and the Company regarding the right or ability of either you or the Company to terminate your employment with the Company.

We look forward to your continuing employment with the Company.  Please sign and return this letter to us by the close of business on the date hereof. This offer letter supersedes any previous discussion, agreement, or understanding between you and the Company regarding the subject matter of this letter.

Sincerely,

PULSE ELECTRONICS CORPORATION
By:

/s/ Ralph E. Fasion
Ralph E. Faison
Chairman and Chief Executive Officer

I hereby accept the above offer:

/s/ Drew A. Moyer	July 30, 2012
Drew A. Moyer	Date